 Exhibit 99.3

601 East Beardsley Avenue, Elkhart, IN 46514-3305

FIRST QUARTER 2020 INVESTOR QUESTIONS & ANSWERS

Published December 9, 2019

Forward Looking Statements

Reference is made to the forward looking statements disclosure provided at the end of this document.

Executive Overview

▪	Net sales for the first quarter increased 22.9% to $2.16 billion, including $493.0 million in net sales from Erwin Hymer Group ("EHG").

▪	Gross margin for the first quarter improved 250 basis points over the prior year, to 14.3%, reflecting favorable overall product mix, as well as numerous management-led actions which have lowered material, labor and warranty cost percentages.

▪	To date, the Company has paid approximately $500 million of principal on its acquisition-related debt.

Long-Term Outlook Assumptions:

▪	Positive long-term RV industry fundamentals in both North America and Europe. This assumption is supported by favorable demographics, consistently strong consumer confidence rates, favorable employment and wage trends, adequate availability of credit at historically low rates and a healthy housing market.

▪	Near-term and long-term optimism from independent dealers in both North America and Europe. Independent dealer optimism remains high, in both the near- and long-term, as demand continues to be driven by favorable demographic and lifestyle growth trends, including the ongoing strength of baby-boomer customers, as well as first-time and younger buyers. Many dealers, particularly larger dealers in North America, continue to invest heavily in their businesses with new or expanded locations, added service facilities and other amenities to serve RV consumers.

▪	Market conditions in North America. We believe we are near the conclusion of the independent dealer inventory imbalance and expect a return to a more direct relationship between annual retail sales and wholesale shipments by the end of this calendar year. Since this independent dealer inventory rationalization is expected to impact the first five months of our fiscal year, our outlook is for wholesale shipments to remain flat, or decline modestly, in the North American market in the near term, barring a significant macroeconomic change.

▪	Market conditions in Europe. In Europe, we believe independent dealer inventory levels of EHG products, while elevated in certain locations, are progressing towards more normalized levels. The fiscal first quarter is seasonally the slowest quarter due to the European summer holiday season, but consumer demand in Europe for the remainder of the fiscal year will typically align with the seasonal retail patterns experienced in the North American market.

▪	Effective tax rate. The Company’s overall effective tax rate for the three months ended October 31, 2019 was 24.5%. The Company expects a worldwide effective tax rate for the remainder of fiscal 2020 ranging between 19% and 22%, before consideration of any discrete tax items.

First Quarter Operating Results

1.	Thor reported an increase in consolidated sales of $402.8 million for the first quarter of fiscal 2020 versus the prior year. What factors drove the sales growth?

a.	The $402.8 million increase in sales for the first quarter was a result of the addition of the net sales of EHG, which was acquired on February 1, 2019. That acquisition, which comprises the European Recreational Vehicles segment, generated revenues of $493.0 million in the first quarter. The increase from the European segment was partially offset by modest decreases in sales in the North American Towables and North American Motorized segments as a result of the ongoing independent dealer inventory normalization process.

2.	Thor's first quarter gross profit margin increased by 250 basis points on a year-over-year basis. What were the main factors causing this improvement?

a.	Our improvement of 250 basis points in consolidated gross profit margin was primarily driven by our North American Towables segment, which saw gross profit margin increase by 330 basis points, from 12.0% in the first quarter of 2019 to 15.3% in the first quarter of 2020. North American Motorized RV gross margin also improved 50 basis points to 10.8% from 10.3% in the prior year quarter. The North American Towable RV and North American Motorized RV gross profit margins were positively impacted by management-driven improvements in material, labor and warranty costs as a percent of sales. Consolidated gross profit margin was tempered by the gross profit margin from the European RV segment, which was lower than the overall North American gross profit margin for the current quarter. First quarter European RV segment margins were impacted by their level of sales for the quarter, typically their quarter with the lowest sales, and we expect improving European margins on a full-year basis. Over time, we would expect additional improvement as a result of our value creation activities.

3.	What was Thor's adjusted EBITDA for the first quarter?

a.	Although we do not generally disclose non-GAAP numbers, we recognize that many of the users of our financial statements find a measure of EBITDA adjusted for stock-based compensation to be useful. Below are some items within our financial statements that might be helpful in considering this question:

	(000's)	Three Months Ended October 31, 2019
Income before Income Taxes (1)		$68,634
Depreciation & Amortization (2)		$50,207
Net Interest Expense (1)		$27,050
Stock-based compensation expense (3)		$5,013
		$150,904
As a % of Consolidated Sales		7.0%

(1) From the Income Statement	(2) From the Business Segments footnote	(3) From the Statement of Cash Flows

4.	Why were Thor's Selling, general and administrative (SG&A) expenses elevated in the first quarter?

a.	SG&A expenses increased by $85.8 million in the first quarter of fiscal 2020 due primarily to SG&A associated with the European RV segment which added $73.8 million in incremental SG&A expenses. In addition, European RV Segment SG&A expenses are seasonally higher in the fiscal first quarter due to expenses associated with the Caravan Salon, the largest European RV show held in Düsseldorf, Germany, each year in August and September, and other RV shows held in various European countries during the period. SG&A expenses were also elevated compared to the prior-year period due to increased incentive compensation expense driven by the improved net income before tax.

5.	How has your cost structure benefited your results for the quarter?

a.	The gross profit margin performance in the quarter highlights the benefits of the cost structure that we have developed at Thor. We operate and maintain a very flexible operating model and a highly variable cost structure that allow us to respond quickly to changing market conditions. With our flexible operating model, and much of our cost base being variable, the majority of our costs will generally increase or decrease in tandem with sales increases or decreases, which helps maintain a certain level of consistency in our margins. As we adjust to increased or reduced production, we generally experience a lag of a quarter or two between implementing changes and realizing the benefit of those changes. The first quarter results illustrated the benefits of our cost structure, along with the impact of other initiatives we have implemented, as we were able to achieve an increase in the gross profit margin percentage in both of our North American RV segments, despite decreases in net sales compared to the prior year.

Market and Competition

6.	What is the current state of dealer inventory? Do you still expect the inventory rebalancing process to be completed by the end of calendar 2019?

a.	The North American independent dealers’ inventory rationalization continued during the fiscal first quarter, as North American industry wholesale shipments once again declined at a faster rate than retail registrations. As a result, Thor's North American independent dealer inventory levels decreased by 22.8% to approximately 101,500 units as of October 31, 2019, compared to approximately 131,500 units as of October 31, 2018. Thor's North American independent dealer inventory at the end of the first quarter of fiscal 2020 was at its lowest point since the first quarter of fiscal 2017. Management believes dealer orders will generally be commensurate with consumer demand during calendar 2020.

European dealer inventory is also going through a modest rationalization, though inventories were not as high as in North America on a relative basis. Management believes that independent dealer inventory levels of EHG products in Europe, while somewhat elevated in certain locations, remain generally appropriate for seasonal consumer demand in Europe moving into calendar 2020.

7.	What is your outlook for the economy in the coming year for North America? For Europe? What metrics do you monitor to gauge the health of the industry?

a.	The U.S. domestic consumer and broader economy continue to show historically low unemployment, improving household incomes, availability of both wholesale and consumer credit, and strong consumer confidence. The upcoming 2020 elections may cause near-term uncertainty, but independent dealer confidence in the RV market currently remains positive. Our independent dealers also continue to invest in the growth of their businesses, which further demonstrates their long-term confidence in the industry.

In Europe, assuming continued stability or improvement in consumer confidence, low interest rates with modest rate increases and the absence of negative economic factors, we would expect to see continued long-term growth for the European RV industry. For EHG, the fiscal first quarter is generally the slowest quarter due to the European summer holiday season, but consumer demand in Europe for the remainder of the fiscal year will typically align with the seasonal retail patterns experienced in the North American market. All these factors bolster our view of positive economic conditions over the coming year.

In both North America and Europe, the indicators we look at include retail sales, employment rates, disposable income, availability of credit, gasoline prices and availability, consumer confidence and interest rates, all of which generally continue to be positive, with some pockets of uncertainty in a limited number of markets. We also obtain frequent dealer feedback regarding current retail conditions.

The present outlook is for a slight rebound of European GDP growth over the course of this year with continued robustness of domestic demand. Uncertainty will be reduced as clarity emerges about Brexit and trade policies. Our outlook calls for a return to a rational market in the North American RV industry as the wholesale inventory issue dissipates. In a more macro sense, our outlook remains consistent with what we have seen to date in both North America and Europe. We will continue to monitor the key indicators referenced above, but do not, at this time, see any negative trajectories that would lead us to alter our outlook. For fiscal 2020, we expect to see strong top-line growth with the addition of a full year of net sales from EHG, but, since the dealer inventory adjustment may continue through the first half of our fiscal year, our outlook is for the North American market to remain flat, or decline modestly, barring a significant, negative macro change. Our long term outlook for both the North American and European markets remains positive.

8.	Can you comment on recent show trends at retail and wholesale?

a.	Overall, the recent shows have been a success. Attendance at Düsseldorf was in excess of 250,000 people, and independent dealer retail sales of Thor products were up solidly. Retail sales of our products were also up at Hershey, and at Open House, attendance was up, orders were in line with expectations and dealers were enthusiastic about the outlook for 2020.

9.	Thor has been losing market share in the North American market. What are you doing to address this issue?

a.	We have been losing share and we realize this is a trend we need to reverse, while also being mindful of our margin. We have made this a strategic focus for 2020 and beyond. We are maintaining our approach to balance margin and profitability with market share to make sure that we are not pursuing sales with irrational pricing, and at the same time we are refocusing our efforts on ensuring we have the right products, at the right price points, with the quality our dealers and end consumers expect positioned at the right dealers to maintain and grow our share. When the inventory rationalization affected our entire industry, some of our competitors chose a different approach to our prudent balance of market share and margin. In doing so, they gained share at the cost of margin. Historically, such gains have proven to be transient and not lasting. While we understand this approach, it is not one that our management team believes is best for our Company. That said, within the context of solid margins, we are focused on improving our current market share and have specific initiatives designed to improve our position.

10.	We have seen some dealers putting greater focus on selling used RVs, how do you expect this shift will affect your sales of new units?

a.	We have consistently viewed a healthy used RV market as an essential ingredient for creating a healthy new RV market. All of our dealers manage their product portfolios based on current market demand and their own internal metrics, and we have been able to adjust to changes in product demands and continue to grow our business with our dealers over time. Ultimately, we believe the best way to drive demand and satisfy the evolving needs of RV consumers is to develop the new innovative floorplans and features that will drive long-term demand growth for Thor’s products, while partnering with our dealers to provide the tools they need to grow their business over the long term.

Integration

11.	The European RV segment incurred a loss in the first quarter, was its performance in line with expectations?

a.	This quarter’s European RV segment results were generally consistent with our expectations. The segment's performance was also generally in line with historical trends, as their first quarter results reflect the summer holiday plant shutdowns, which are typical in Europe for much of August. While the segment has a variable cost model, it also has a higher level of fixed costs than most of Thor’s North American operations, which further impacted their first quarter results. It is also important to note that the fiscal first quarter includes significant marketing and advertising expenses related to the Düsseldorf Caravan Salon in Germany and numerous other shows in various countries throughout Europe in the August to October time period. Lastly, the European RV segment's results include over $27 million in total depreciation and amortization.

Historically, EHG’s quarterly net sales improve sequentially from the first quarter to the second quarter, and even more so into the third and fourth quarters. At quarter end, the European RV segment remained on track with our expectations for their fiscal year 2020 performance.

12.	Would you comment on the value creation you expect from the integration of EHG? What is your focus and timeline for this value creation?

a.	The synergies from the integration of EHG are a focal point of Thor’s overall strategic plan for 2020 and beyond. Our integration plan is proceeding well, and we have made measurable progress which translates into significant savings in a number of areas, particularly within procurement and supply chain management. We are also well on the path of adopting numerous global best practices, including sharing of various R&D initiatives. Additionally, we are planning for the manufacturing, sales and distribution of EHG products in North America and expect to release additional details regarding those efforts shortly. Some of our strategic initiatives are sensitive and not appropriate for premature disclosure. As those initiatives become ripe for public disclosure, Thor will roll them out accordingly. Stay tuned for exciting news on this front!

13.	EHG's SG&A costs are higher than Thor's in North America, why? Is there an opportunity to lower EHG's costs?

a.	In part, the difference is due to EHG's heavier focus on marketing and innovation. As noted above, EHG incurs significant marketing and advertising expenses related to the Düsseldorf Caravan Salon in Germany and numerous other shows in various countries throughout Europe in the August to October time period. We intend to leverage our SG&A spend to the greatest extent possible to avoid duplication of efforts across Thor. There are also certain opportunities to lower EHG's SG&A costs over time, similar with what we have experienced with past acquisitions. The efforts to lower EHG's SG&A costs are included in the overall integration and sharing of best practices and are a key focus for Thor in fiscal 2020 and beyond.

Financial Questions

14.	How do you expect to achieve your 2025 goals?

a.	In simple terms, we expect to achieve these goals by executing upon our strategic plan. Specifically, we expect to achieve our long-term goals through a combination of organic growth, new product introductions and growth through acquisition. For each of our FY25 goals, we have developed specific actions that will drive the achievement of each of those goals. For net sales, we continue to focus on developing the products, produced with the quality our independent dealers and consumers demand, which will drive organic growth that outpaces the overall industry as we work to regain lost market share. This organic growth will be further supplemented by opportunistic acquisitions over time. For margins, we are leveraging many of the lessons we have learned since acquiring EHG to enhance the productivity and efficiency of our North American operations, including targeting enhanced discounts and rebates from our supplier network. We also believe there are opportunities for production output enhancement in Europe. For cash generation, we will benefit from the work we are doing to improve sales and margins, translating to growth in earnings and operating cash flow. In addition, we will continue to optimize our working capital investments to ensure we are leveraging our existing asset base wisely.

15.	What are your cash priorities?

a.	Our main short-term priorities for the use of current and future available cash generated from operations are reducing our indebtedness and paying regular dividends. Our long-term priorities also include funding our growth, both organically and, over time, through acquisitions, and maintaining and growing our regular dividends over time. We will also consider strategic and opportunistic repurchase of shares under our share repurchase program and special dividends as determined by the Board of Directors.

16.	How quickly do you plan to repay the debt?

a.	Our goal is to pay down the debt as quickly as possible, and, as we outlined in our long-term strategic priorities, our goal is to generate significant cash flow from operations which will provide us with the ability to repay our long-term debt as well as fund our strategic goals.

17.	What level of capital expenditures do you anticipate in the remainder of fiscal 2020, and what are the main capex projects that will be taken on?

a.	We anticipate capital expenditures during the remainder of fiscal 2020 for the Company ranging from approximately $100 million to $115 million, primarily for the completion of the new Airstream towables facility and other building projects as well as replacing and upgrading machinery, equipment and other assets throughout our facilities to be used in the ordinary course of business. It is important to note that our capital expenditures generally are very flexible and can be modified with short notice depending on market conditions.

Investor Day 2019

18.	Can you give us an update on the Investor Day 2019 in Germany?

a.	Our Investor Day was held at EHG's headquarters in Bad Waldsee, Germany, on October 14th. Approximately 70 investors and analysts from across North America and Europe were in attendance and gained insight into all aspects of EHG, including how Thor plans to integrate EHG into the Thor family, and the various value-creation opportunities this important acquisition presents. Our guests heard an overview presentation of how Thor and EHG will create additional value for shareholders by combining with EHG "Under One Sky". To see the Investor Day Opening presentation, please visit: https://www.youtube.com/watch?time_continue=5&v=uvZIXZkYLTM&feature=emb_logo

We had a variety of EHG products on site for review. Guests toured the Hymer manufacturing site to view our German manufacturing processes and techniques, and attended a variety of breakout sessions that featured different aspects of our consolidated Company. The breakout session presentations included Brand Strategy, EHG's Business Beyond Vehicles, EHG's User-Centered Innovation, the European RV Market and the North American RV Market. To see these presentations, and a transcript of the Q&A session that completed the event, please go to: https://ir.thorindustries.com/ir-home/default.aspx.

Forward Looking Statements

This document includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products, services and production facilities; consumer preferences; the ability to efficiently utilize existing production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; equity investment impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are sold; the impact of changing emissions and other regulatory standards in the various jurisdictions in which our products are sold; and changes to our investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE ("EHG") include risks regarding the potential benefits of the acquisition and the anticipated operating synergies, the integration of the business, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and EHG's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2019.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this document or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.